                                                                    EXHIBIT 99.2


                    UNAUDITED PRO FORMA COMBINED CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS


     The pro forma financial information that follows has been derived from the financial statements of Synetic, Inc. and The KippGroup. The pro forma financial information also includes information derived from the financial statements of Point Plastics, Inc., previously acquired by the Company and previously reported on Form 8-K dated July 24, 1998. Presented is the Unaudited Pro Forma Combined Condensed Consolidated Statements of Income for the fiscal year ended June 30, 1998 and the six months ended December 31,1998 as if the acquisitions had been consummated at the beginning of the earliest period presented. Also presented is the Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet as of December 31, 1998 as if the acquisition of The KippGroup had been completed on December 31, 1998.

     The pro forma financial information is not necessarily indicative of either the results of operations that would have occurred had the Company, The KippGroup and Point Plastics, Inc. actually been combined during the periods presented or the future results of the combined companies.

     The pro forma financial information reflects the acquisitions of The KippGroup and Point Plastics, Inc. using the purchase method of accounting.

         Pro Forma Combined Condensed Consolidated Statement of Income
                       For the Year Ended June 30, 1998
                                  (unaudited)

                     (in thousands, except per share data)

                                                               Point             The           Pro Forma           Pro Forma
                                                Synetic      Plastics          KippGroup      Adjustments          Combined
                                                -------      --------          ---------      -----------          --------
Net Sales..............................        $ 64,945       $23,689           $25,186           (717)     (1)     $113,103
                                               --------       -------           -------        -------              --------

Cost of Sales..........................          34,508        12,484            15,532           (717)     (1)       61,807
Selling, General and Administrative
Expenses...............................          27,558         3,524             4,110          2,862      (2)       38,054
Other (Income) Expense, Net............         (11,953)           59               180          2,468      (3)       (9,246)
                                               --------       -------           -------        -------              --------
                                               $ 50,113        16,067            19,822          4,613                90,615
                                               --------       -------           -------        -------              --------

Income (Loss) Before Taxes.............          14,832         7,622             5,364         (5,330)               22,488
Provision for Income Taxes.............           5,788         2,905             2,146         (1,489)     (4)        9,350
                                               --------       -------           -------        -------              --------

Net Income (Loss)......................        $  9,044       $ 4,717           $ 3,218        $(3,841)             $ 13,138
                                               ========       =======           =======        -------              --------

Net Income (Loss) per Share --
     Basic.............................        $    .51                                                             $    .67
                                               ========                                                             ========
     Diluted...........................        $    .46                                                             $    .60
                                               ========                                                             ========
Weighted Average Number of Common
     Shares Outstanding --
     Basic.............................          17,671                                          1,982      (5)       19,653
                                               ========                                        =======              ========
     Diluted...........................          19,834                                          1,982      (5)       21,816
                                               ========                                        =======              ========

_______________________
Note: The accompanying notes are an integral part of these pro forma combined condensed consolidated financial statements.

         Pro Forma Combined Condensed Consolidated Statement of Income
                  For the Six Months Ended December 31, 1998
                                  (unaudited)

                     (in thousands, except per share data)

                                                               The          Pro Forma              Pro Forma
                                             Synetic         KippGroup      Adjustments            Combined
                                             -------         ---------      -----------            --------
Net Sales...............................       $43,661         $11,624                             $ 55,285
                                               -------         -------                             --------

Cost of Sales...........................        22,819           7,339                               30,158
Selling, General and Administrative
Expenses................................        21,319           2,127         627        (2)        24,073
Other (Income) Expense, Net.............        (4,837)            (60)         65        (3)        (4,832)
                                               -------         -------      ------                 --------
                                                39,301           9,406         692                   49,399
                                               -------         -------      ------                 --------

Income (Loss) Before Taxes..............         4,360           2,218        (692)                   5,886
Provision (Benefit) for Income Taxes....         2,337             887        (277)       (4)         2,947
                                               -------         -------      ------                  -------

Net Income (Loss).......................       $ 2,023         $ 1,331      $ (415)                 $ 2,939
                                               =======         =======      ======                  =======

Net Income (Loss) per Share --
     Basic..............................       $   .11                                              $   .15
                                               =======                                              =======
     Diluted............................       $   .10                                              $   .13
                                               =======                                              =======
Weighted Average Number of Common
     Shares Outstanding --
     Basic..............................        18,553                      1,150         (5)        19,703
                                               =======                     ======                   =======
     Diluted............................        20,642                      1,150         (5)        21,792
                                               =======                     ======                   =======

_________________________
Note: The accompanying notes are an integral part of these pro forma combined condensed consolidated financial statements.

            Pro Forma Combined Condensed Consolidated Balance Sheet
                            as of December 31, 1998
                                  (unaudited)

                                (in thousands)


                                                                                            Pro
                                                               The       Pro Forma         Forma
                                               Synetic       KippGroup   Adjustments      Combined
                                               -------       ---------   -----------      --------
ASSETS
Current Assets:
  Cash and Cash Equivalents.................   $ 57,514     $ 1,677     $(15,075)   (6)   $ 44,116
  Marketable Securities.....................     14,128         931                         15,059
  Accounts Receivable, Net..................     13,813       2,757                         16,570
  Inventories...............................     10,473       2,448                         12,921
  Other Current Assets......................     11,176         150       15,000            26,326
                                               --------     -------     --------          --------
  Total Current Assets......................    107,104       7,963          (75)          114,992
Property and Equipment, Net.................     48,892       8,097                         56,989
Other Assets, Net...........................    302,476          28       43,897    (7)    346,401
                                               --------     -------     --------          --------

  Total Assets..............................   $458,472     $16,088     $ 43,822          $518,382
                                               ========     =======     ========          ========

LIABILITIES AND STOCKHOLDERS'
 EQUITY:
Current Liabilities.........................   $ 17,748     $ 2,895     $  2,000    (8)   $ 22,643


Long-Term Debt..............................    166,197       3,005                        169,202
Deferred Taxes and Other Liabilities........     19,950          --                         19,950
                                               --------     -------                       --------
  Total Long-Term Liabilities...............    186,147       3,005                        189,152
                                               --------     -------                       --------

Redeemable Common Stock                              --          --       52,010    (9)     52,010
Stockholders' Equity........................    254,577      10,188      (10,188)  (10)    254,577
                                               --------     -------     --------          --------


Total Liabilities and Stockholders' Equity..   $458,472     $16,088     $ 43,822          $518,382
                                               ========     =======     ========          ========

_______________________
Note: The accompanying notes are an integral part of these pro forma combined condensed consolidated financial statements.

              Notes to Pro Forma Combined Condensed Consolidated
                             Financial Statements
                                  (unaudited)

     The Unaudited Pro Forma Combined Condensed Financial Statements have been prepared to reflect the acquisitions of The KippGroup and Point Plastic, Inc. (the "Acquisitions") using the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired is being amortized over periods of up to 40 years.

     The following is a summary of the adjustments reflected in the Unaudited Pro Forma Combined Condensed Consolidated Statements of Income. Included in the Statements of Income of Synetic, Inc. for the six months ended December 31, 1998, are the results of operations of Point Plastics, Inc. from July 21, 1998, the date of acquisition:

     1. Represents the eliminations of product sales from Synetic to Point Plastics. The elimination amounts represent the sales value charged by Synetic for products sold to Point Plastics. The profits in ending inventory attributable to inter-company sales has not been eliminated as such amounts are immaterial.

     2. Represents the amortization of the excess of the purchase price over the net assets acquired of Point Plastics and The KippGroup.

     3. Represents the decrease in interest income to reflect (a) the payment of the cash portion of the purchase price and (b) expenses associated with the Acquisitions.

     4. Represents the tax effect of the adjustments to the Unaudited Pro Forma Combined Condensed Consolidated Statements of Income based on the combined federal and state statutory tax rate for the periods presented.

     5. Represents the increase in the number of outstanding shares of Synetic common stock to reflect the issuance of stock in connection with the Acquisitions.

     The Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet was prepared to reflect the Acquisitions as of December 31, 1998.


     The following is a summary of the adjustments reflected in the Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet. The Consolidated Balance Sheet of Synetic, Inc. includes the accounts of Point Plastics, Inc. which was acquired on July 21, 1998. Consequently, the following adjustments relate only to the acquisition of The KippGroup.

     6. Represents the decrease in Cash and Cash Equivalents to reflect (a) the payment of the cash portion of the purchase price and (b) the funding of a loan to the sellers of The KippGroup.

     7. Represents the preliminary estimate of the excess purchase price over the net assets acquired as follows:

                                                                     The
                                                                   KippGroup
                                                                   ---------
        Purchase price (including transaction expenses)               $54,085
        Fair market value of acquired assets                           10,188
                                                                      -------
        Excess of purchase price over net assets acquired             $43,897
                                                                      =======

        Allocated to:
           Intangible assets (including un-patented technology)       $15,500
           Goodwill                                                    28,397
                                                                      -------
                                                                      $43,897
                                                                      =======

     The final determination of the allocation of The KippGroup's purchase price is dependent on the receipt of a third party appraisal. The Company believes that the final allocation will not vary materially from the preliminary estimate.

     The identifiable assets are being amortized over their estimated useful lives. Goodwill is being amortized over periods of up to 40 years. The amortization period for goodwill is based upon the underlying manufacturing process utilized by The KippGroup, their long history of profitability and the stability of the industry in which they operate.

     Subsequent to the Acquisitions, the Company will review the carrying values assigned to goodwill to determine whether later events or circumstances have occurred that indicate that the balance of goodwill may be impaired. The Company's principal consideration in determining the impairment of goodwill include the strategic benefit to the Company of the particular business as measured by undiscounted current and expected future operating income and expected undiscounted future cash flows.

     8. Represents the amount of estimated costs for legal and accounting services and other expenses associated with the acquisition of The KippGroup.

     9. Represents the issuance of Synetic common stock in connection with the acquisition of The KippGroup.

     10. Represents the elimination of The KippGroup's historical equity.